United States Surgical Corporation
150 Glover Avenue
Norwalk, CT  06856


We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of United States Surgical Corporation and subsidiaries for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, as indicated in our reports dated April 15, 1997 and July 18, 1997, respectively; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which we included in your Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 is being used in this registration statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.



Deloitte & Touche LLP
Stamford, Connecticut
September 22, 1997